EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-92997 of Prosperity Bancshares, Inc. on Form S-8 of our report dated June 29, 2017, appearing in this annual report on Form 11-K of the Prosperity Bancshares, Inc. 401(k) Profit Sharing Plan as of December 31, 2016 and 2015 and for the year ended December 31, 2016.

/s/ Melton & Melton, L.L.P.

Houston, Texas

June 29, 2017